Exhibit 99.1

LECG CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Fourth Quarter 2005 Expert and Professional Staff Revenues Grew 24%,
EPS Was $0.23, EPS Excluding Acquisition Related Expenses was $0.25

Emeryville, CA, February 28, 2006 – LECG Corporation (NASDAQ: XPRT), a global expert services firm, today reported financial results for the fourth quarter and full year ended December 31, 2005.

Fourth Quarter 2005 Financial Results

Revenues for the fourth quarter increased 15% to $73.0 million from $63.7 million for the fourth quarter of 2004. Expert and professional staff revenues increased 24%. Organic growth of expert and professional staff revenues was 11%. Performance based revenue was $302,000 this quarter compared to $4.1 million for the same period last year.

Net income was $5.8 million in the fourth quarter of 2005, 13% higher than net income of $5.1 million reported in the fourth quarter of last year. Net income per diluted share was $0.23 this quarter compared to net income per diluted share of $0.22 in the same period a year ago. Net income adjusted(1) for the effect of $559,000 of expensed acquisition costs was $6.1 million or $0.25 per share.  Diluted shares outstanding increased 5% to 25.0 million in the fourth quarter of 2005 from 23.7 million for the same period in 2004.

EBITDA(2) for the fourth quarter of 2005 was $11.2 million, a 14% increase over EBITDA of $9.8 million in the fourth quarter of 2004. Adjusted EBITDA(3) was $11.8 million for the fourth quarter, an increase of 19% over the prior year period.

Full Year 2005 Financial Results

Revenues for the year ended December 31, 2005 increased 32% to $286.7 million from $216.6 million for the same period in 2004. Expert and professional staff revenues increased 37%.  Performance based revenue was $2.0 million for the full year of 2005 as compared to $7.7 million in 2004.

Net income for the year ended December 31, 2005 was $22.4 million, 31% higher than net income of $17.1 million for the full year of 2004. Net income per diluted share(1) was $0.91 for 2005 compared to net income per diluted share of $0.73 for 2004. Net income adjusted for the effect of $1.1 million of goodwill written off in the third quarter and $559,000 of expensed acquisition costs in the fourth quarter was $23.3 million or $0.95 per share in 2005. Diluted shares outstanding increased 5% to 24.6 million in 2005 from 23.4 million in 2004.

EBITDA(2) for the full year ended December 31, 2005 was $41.8 million, a 28% increase over EBITDA of $32.6 million in 2004. Adjusted EBITDA(3) was $43.5 million in 2005, a 33% increase over the same period in 2004.

“LECG’s fourth quarter performance contributed to another year of exceeding 20% annual growth in revenues and earnings,” said LECG chairman, Dr. David Teece. “LECG continued its track record of delivering strong top and bottom line results.”

Operating Metrics

LECG ended the fourth quarter with 1,151 employees and exclusive independent contractors, an increase of 4% from 1,104 as of September 30, 2005 and an increase of 32% from 875 as of December 31, 2004. Expert headcount increased to 348 from 326 as of September 30, 2005, and professional staff headcount increased to 563 from 548. Professional staff utilization for the fourth quarter of 2005 was 83%, compared to 82% in the prior year period.

New Hires and Acquisitions of Expert Services Firms

Today, LECG announced 16 director-level additions to its expert talent pool. LECG also announced that effective December 1, 2005 it acquired substantially all of the assets of both Beach & Company International LP, a privately held expert services firm in Houston, Texas, and Lancaster Consulting LLC, a privately held expert services firm in Phoenix, Arizona.

David Teece stated, “today’s announcement of 16 new director-level experts and two small acquisitions underscores LECG’s commitment to delivering profitable long-term growth to shareholders.”

Changes in Management Structure

To prepare for LECG’s future growth and enhance operating performance, effective immediately, LECG Chairman Dr. David Teece will become more actively involved in managing the operations of the company.

David Kaplan, effective immediately, has resigned as LECG President and as a member of the board of directors in order to focus on his expert services work.  Mr. Kaplan, as an executive director of the company, will continue to assist Dr. Teece on expert recruiting, business acquisitions, and conflict review.

Dr. Teece has organized a search committee consisting of three independent board members and himself to find an experienced chief operating officer in order to bring a full-time senior operational executive into the firm.

Dr. Teece has also established an executive committee consisting of the company’s officers, David Kaplan, and four senior experts to support him in managing the company and to enhance operational decision making and oversight.  Individual members of the executive committee have been assigned specific areas of responsibility and accountability.

“I am pleased to be taking a more active role in the management of LECG, the firm I co-founded in 1988,” Dr. Teece concluded.  “The leadership support provided to me by the company’s officers and the executive committee will ensure the firm’s operating and professional needs are best served. A new chief operating officer will be a positive addition to the executive management team.”

2006 Fiscal Year Outlook

For 2006, LECG anticipates that revenues will be in the range of $330 to $338 million, including the effect of acquisitions closed in 2005. Net income is expected to be in the range of $27.5 to $29.0 million, and net income per diluted share is expected to be in the range of $1.09 to $1.14.

Net income and net income per diluted share guidance excludes stock-based compensation expense associated with the implementation of Statement of Financial Accounting Standards (“SFAS”) 123(R). The expense in conjunction with the adoption of SFAS 123(R) expense is estimated to be $0.14 for 2006, based on existing options outstanding. If SFAS 123(R) had been implemented at the beginning of 2005, net income per diluted share for 2005 would have been reduced by approximately $0.17 per share.

Dr. Teece, commented, “LECG is targeting 15-18% growth in total revenues for 2006.  We anticipate long-term organic growth of 15% from annual rate increases and new hires as we continue to build existing practice areas and add new ones, and we could experience even higher growth resulting from significant acquisitions.”

Conference Call Webcast Information

To listen to a live audio webcast of LECG’s fourth quarter 2005 financial results conference call, visit the company’s website www.lecg.com. The conference call begins at 5:00 pm Eastern time today. A replay of the call will also be available on the company’s website one hour after completion of the live broadcast.

About LECG

LECG, a global expert services firm, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies around the world. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Statements in this press release concerning the future business, operating and financial condition of the Company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations as of today, February 28, 2006.  There may be events in the future that the Company is not able to accurately predict or control, and they may cause actual results to differ materially from expectations.  Information contained in these forward looking statements is inherently uncertain, and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the Company’s service offerings, the ability of the Company to integrate successfully new experts into its practice, intense competition and potential professional liability.  Further information on these and other potential risk factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

Jack Burke, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com

ECG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarter and Year ended December 31, 2005 and 2004

(in thousands, except per share data)

(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$73,028	$63,708	$286,656	$216,555
Cost of services	(46,197)	(42,667)	(188,242)	(143,715)
Gross profit	26,831	21,041	98,414	72,840
Operating expenses:
General and administrative expenses	(15,107)	(11,223)	(54,931)	(40,228)
Depreciation and amortization	(1,415)	(1,082)	(4,383)	(3,760)
Expensed acquisition costs	(559)	—	(559)	—
Goodwill write-off	—	—	(1,063)	—
Operating income	9,750	8,736	37,478	28,852
Interest income	186	108	809	359
Interest expense	(128)	(55)	(346)	(238)
Other income (expense), net	35	31	(15)	5
Income before income tax	9,843	8,820	37,926	28,978
Income tax provision	(4,036)	(3,690)	(15,550)	(11,874)
Net income	$5,807	$5,130	$22,376	$17,104

Net income per share
Basic	$0.24	$0.23	$0.96	$0.78
Diluted	$0.23	$0.22	$0.91	$0.73
Share amounts:
Basic	24,045	22,406	23,409	21,905
Diluted	24,952	23,674	24,557	23,429

LECG CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	December 31,
Assets	2005	2004
Current assets:
Cash and cash equivalents	$35,722	$42,082
Accounts receivable, net of allowance of $666 and $433	94,299	73,137
Prepaid expenses	4,317	3,456
Deferred tax assets, net	1,745	1,476
Signing and performance bonuses —current portion	6,122	4,907
Other current assets	4,775	5,255
Total current assets	146,980	130,313
Property and equipment, net	10,791	6,493
Goodwill	77,133	57,947
Other intangible assets, net	10,865	478
Signing and performance bonuses —long-term	19,035	15,051
Other long-term assets	8,081	4,429
Total assets	$272,885	$214,711
Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$43,924	$37,599
Accounts payable and other accrued liabilities	5,412	6,225
Payable for business acquisitions—current portion	6,510	6,183
Deferred revenue	2,427	1,409
Income taxes payable	3,961	476
Total current liabilities	62,234	51,892
Payable for business acquisitions—long-term	2,400	2,400
Deferred compensation plan	6,615	3,203
Deferred tax liability	989	386
Other long-term liabilities	5,581	2,443
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 200,000,000 shares authorized,24,243,482 and 22,813,471shares outstanding at December 31, 2005 and 2004, respectively	24	23
Additional paid-in capital	144,171	125,070
Deferred equity compensation	(1,056)	(1,580)
Accumulated other comprehensive income	(165)	1,158
Retained earnings	52,092	29,716
Total stockholders’ equity	195,066	154,387
Total liabilities and stockholders’ equity	$272,885	$214,711

LECG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year ended December 31, 2005 and 2004

(in thousands)

(Unaudited)

	2005	2004
Cash flows from operating activities
Net income	$22,376	$17,104
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	201	207
Depreciation and amortization of property and equipment	3,064	2,490
Amortization of other intangibles	1,319	1,270
Signing and performance bonuses paid	(7,652)	(18,687)
Amortization of signing and performance bonuses	6,729	4,304
Goodwill write-off	1,063	—
Tax benefit from option exercises and equity compensation plans	6,027	3,155
Equity based compensation	541	4
Deferred rent	1,441	1,148
Deferred taxes	(731)	7,913
Other	(88)	(38)
Changes in assets and liabilities:
Accounts receivable	(21,373)	(23,626)
Prepaid and other current assets	(474)	(3,585)
Accounts payable and other accrued liabilities	2,644	216
Accrued compensation	1,978	6,891
Deferred revenue	972	101
Deferred compensation plan assets, net of liabilities	166	46
Other assets	(227)	16
Other liabilities	1,866	126
Net cash provided by (used in) operating activities	19,842	(945)
Cash flows from investing activities
Business acquisitions, net of acquired cash	(30,551)	(25,851)
Purchase of property and equipment	(6,897)	(3,664)
Other	6	(102)
Net cash used in investing activities	(37,442)	(29,617)
Cash flows from financing activities
Proceeds from secondary offering, net of offering costs	1,311	3,733
Proceeds from issuance of stock—employee stock plan	2,071	2,112
Exercise of stock options	9,181	2,912
Receivables from unitholders	—	295
Distributions to common unitholders	—	(4,235)
Net cash provided by financing activities	12,563	4,817
Effect of exchange rates on changes in cash	(1,323)	650
Decrease in cash and cash equivalents	(6,360)	(25,095)
Cash and cash equivalents, beginning of year	42,082	67,177
Cash and cash equivalents, end of year	$35,722	$42,082
Supplemental disclosure
Cash paid for interest	$108	$299
Cash paid for income taxes	$5,888	$686
Non cash investing and financing activities:
Fair value of common stock issued for acquisitions	$1,500	$1,958

LECG CORPORATION
Adjusted Net Income and Adjusted Net Income per Share

For the Quarter and Year ended December 31, 2005 and 2004
(in thousands)

	Quarter ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	Adjusted	Actual	Adjusted	Actual
Net income	$5,807	$5,130	$22,376	$17,104
Add back (subtract):
Income tax provision	4,036		15,550
Income before income tax	$9,843		$37,926

Adjustments to Income before income tax
Expensed acquisition costs	559		559
Goodwill write-off	-		1,063

Adjusted income before income tax	$10,402		$39,548

Provision for income taxes at 41%	4,265		16,215

Adjusted net income (1)	$6,137		$23,333

Adjusted net income per share (1)
Basic	$0.26	$0.23	$1.00	$0.78
Diluted	$0.25	$0.22	$0.95	$0.73
Share amounts:
Basic	24,045	22,406	23,409	21,905
Diluted	24,952	23,674	24,557	23,429

(1)

Adjusted net income and adjusted net income per share are non-GAAP financial measures defined by the Company that adjusts net income for $1,063,000 of goodwill written-off in the third quarter of 2005 and $559,000 of expensed acquisition costs recognized in the fourth quarter of 2005 and the associated the tax effect calculated by applying the Company’s 2005 effective tax rate of 41.0%. The Company believes that adjusted net income and adjusted net income per share are useful measures of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

LECG CORPORATION
EBITDA and Adjusted EBITDA

For the Quarter and Year ended December 31, 2005 and 2004
(in thousands)

	Quarter ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$5,807	$5,130	$22,376	$17,104
Add back (subtract):
Provision for income tax	4,036	3,690	15,550	11,874
Interest income, net	(58)	(53)	(463)	(121)
Depreciation and amortization	1,415	1,082	4,383	3,760

EBITDA (2)	11,200	9,849	41,846	32,617

Adjustments to EBITDA
Expensed acquisition costs	559	-	559	-
Goodwill write-off	-	-	1,063	-

Adjusted EBITDA (3)	$11,759	$9,849	$43,468	$32,617

(1)

EBITDA is a non-GAAP financial measure defined as net income before provision for income tax, interest, and depreciation and amortization. The Company believes that EBITDA is a useful measure of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

(2)

Adjusted EBITDA is a non-GAAP financial measure defined by the Company as EBITDA as defined in (1) above adjusted for $1,063,000 of goodwill written-off in the third quarter of 2005 and $559,000 of expensed acquisition costs recognized in the fourth quarter of 2005. The Company believes that adjusted EBITDA is a useful measure of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.